UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 18, 2018

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

1-32414

(Commission File Number)

Texas	72-1121985
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

(Address of Principal Executive Offices)

713.626.8525

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 18, 2018 (the “Closing Date”), W&T Offshore, Inc. (the “Company”) issued and sold $625 million in aggregate principal amount of its 9.75% senior second lien notes due 2023 (the “Notes”) pursuant to a Purchase Agreement, dated October 5, 2018 (the “Purchase Agreement”), by and among the Company, W&T Energy VI, LLC, and W&T Energy VII, LLC, as subsidiary guarantors (the “Guarantors”), and Morgan Stanley & Co. LLC, as representative of the several initial purchasers named therein (collectively, the “Initial Purchasers”). The Company filed a copy of the Purchase Agreement as Exhibit 10.1 to its Current Report on Form 8-K filed on October 11, 2018.

On the Closing Date, the Company entered into an indenture (the “Indenture”) by and among the Company, the Guarantors, and Wilmington Trust, National Association, as trustee (the “Trustee”), pursuant to which the Notes were issued (the “Indenture”). The principal terms of the Notes are governed by the Indenture. The Notes mature on November 1, 2023. Interest is payable on the Notes on each November 1 and May 1, commencing May 1, 2019.

The Notes are secured by second-priority liens on the same collateral that secures the Credit Facility (as defined below); provided, however, that pursuant to the terms of the Intercreditor Agreement (as defined below), the security interest in such collateral that secures the Notes and the related guarantees will be contractually subordinated to liens thereon that secure the Credit Facility and certain other permitted priority lien obligations. Consequently, the Notes and the guarantees will be effectively subordinated to the Credit Facility and such other permitted priority lien obligations that the Company may issue in the future to the extent of the value of such collateral.

Prior to November 1, 2020, the Company may redeem all or any portion of the Notes at a redemption price equal to 100% of the principal amount of the outstanding Notes plus accrued and unpaid interest, if any, to the redemption date, plus the “Applicable Premium” (as defined in the Indenture). In addition, prior to November 1, 2020, the Company may, at its option, on one or more occasions redeem up to 35% of the aggregate original principal amount of the Notes in an amount not greater than the net cash proceeds from certain equity offerings at a redemption price of 109.750% of the principal amount of the outstanding Notes plus accrued and unpaid interest, if any, to the redemption date.

On and after November 1, 2020, the Company may redeem the Notes, in whole or in part, at redemption prices (expressed as percentages of the principal amount thereof) equal to 104.875% for the 12-month period beginning November 1, 2020, 102.438% for the 12-month period beginning November 1, 2021, and 100.000% on November 1, 2022 and thereafter, plus accrued and unpaid interest, if any, to the redemption date. The Notes are guaranteed by the Guarantors.

The Indenture includes a number of covenants that, among other things, limit the Company’s ability and the ability of its Restricted Subsidiaries (as defined in the Indenture), including the Guarantors, to (i) make investments; (ii) incur additional indebtedness or issue certain types of preferred stock; (iii) create certain liens; (iv) sell assets; (v) enter into agreements that restrict dividends or other payments from the Company’s subsidiaries to the Company; (vi) consolidate, merge or transfer all or substantially all of the assets of the Company; (vii) engage in transactions with affiliates; (viii) pay dividends or make other distributions on capital stock or subordinated indebtedness; and (ix) create subsidiaries that would not be restricted by the covenants of the Indenture. These covenants are subject to important exceptions and qualifications set forth in the Indenture. In addition, most of the above described covenants will terminate if both S&P Global Ratings, a division of S&P Global Inc. (“S&P”), and Moody’s Investors Service, Inc. (“Moody’s”) assign the Notes an investment grade rating and no default exists with respect to the Notes.

The Indenture provides that each of the following is an Event of Default: (i) default in the payment of interest on the Notes when due, continued for 30 days; (ii) default in payment of the principal of or premium, if any, on the Notes when due; (iii) failure by the Company or any of its restricted subsidiaries, if any, to comply with certain covenants relating to merger and consolidation and offers to purchase Notes in connection with certain change of control transactions or asset sales; (iv) failure by the Company to comply for 60 days after notice with any of the other agreements in the Indenture; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its restricted subsidiaries (or the payment of which is guaranteed by the Company or any of its restricted subsidiaries) if that default: (a) is caused by a failure to pay principal of, or interest or premium, if any, on such indebtedness prior to the expiration of the grace period provided in such indebtedness (a “Payment Default”); or (b) results in the acceleration of such indebtedness prior to its stated maturity, and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more; (vii) certain events of bankruptcy, insolvency or reorganization described in the Indenture with respect to the Company or any of the Company’s restricted subsidiaries that is a significant subsidiary or any group of the Company’s restricted subsidiaries that, taken as a whole, would constitute a significant subsidiary of the Company; (viii) failure by the Company, or any of the Company’s restricted subsidiaries that is a significant subsidiary or any group of the Company’s restricted subsidiaries that, taken as a whole, would constitute a significant subsidiary of the Company, to pay final judgments aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (ix) any Security Document (as defined in the Indenture) ceases for any reason to be enforceable with respect to any collateral having a fair market value of not more than $25.0 million, which failure is not cured within 45 days; (x) any second lien purported to be granted under any Security Document on collateral, individually or in the aggregate, having a fair market value in excess of $25.0 million, ceases to be an enforceable and perfected second-priority lien, which failure is not cured within 45 days; and (xi) except as permitted by the Indenture, any future subsidiary guarantee entered into by one of the Company’s subsidiaries shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any guarantor, or any person acting on behalf of any guarantor, shall deny or disaffirm its obligations under its subsidiary guarantee of the Notes.

The foregoing description of the Indenture is qualified in its entirety by reference to the full text of the Indenture, a copy of which is filed as Exhibit 4.1 to this report and is incorporated herein by reference.

Joinders to the Intercreditor Agreement

On October 18, 2018, Toronto Dominion (Texas) LLC, as original priority lien agent (the “Original Priority Lien Agent”), Morgan Stanley Senior Funding, Inc., as original second lien collateral trustee (the “Original Second Lien Collateral Trustee”), the Trustee, as original second lien trustee, second lien collateral trustee, third lien collateral trustee and third lien trustee and Cortland Capital Market Services LLC, as priority lien agent (the “Priority Lien Agent”), entered into a First Amendment to the Intercreditor Agreement (originally dated May 11, 2015), which was acknowledged and agreed to by the Company and the Guarantors (as amended, the “Intercreditor Agreement”) to govern the relationship of the holders of the Notes, the holders of any other parity lien obligations that the Company may issue in the future, the lenders under the Credit Facility and holders of other priority lien obligations that the Company may issue in the future, with respect to collateral and certain other matters.

In addition, the Original Priority Lien Agent, the Original Second Lien Collateral Trustee, the Priority Lien Agent and the Trustee, in its capacity as trustee under the Indenture governing the Notes, entered into a Priority Confirmation Joinder to the Intercreditor Agreement, dated October 18, 2018 (the “Priority Lien Joinder”).

Under the terms of the First Amendment to the Intercreditor Agreement, the Priority Lien Agent and the Original Second Lien Collateral Trustee have ceased to be parties to the Intercreditor Agreement.

The foregoing descriptions of the Intercreditor Agreement and the Priority Lien Joinder are qualified in their entirety by reference to the full text of the Intercreditor Agreement, which is filed in original form as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on May 14, 2015 and the First Amendment to which is filed as

Exhibit 10.1 to this report, each of which being incorporated herein by reference, and the Priority Lien Joinder, which is filed as Exhibit 10.2 to this report and is incorporated herein by reference.

Sixth Amended and Restated Credit Agreement

On October 18, 2018, in conjunction with the issuance of the Notes, the Company entered into the Sixth Amended and Restated Credit Agreement (the “Credit Agreement”) by and among the Company, as borrower, Toronto Dominion (Texas) LLC, as administrative agent (in such capacity, “Administrative Agent”), and certain of our lenders and other parties thereto which provides the Company a revolving credit and letter of credit facility (the “Credit Facility”), with initial bank lending commitments and an initial borrowing base of $250 million with a letter of credit sublimit of $30 million. The Credit Facility matures on October 18, 2022.

The Credit Facility is guaranteed by the Guarantors and is secured by a first-priority lien on substantially all of the natural gas and oil properties and personal property assets of the Company and the Guarantors, other than its member interest in its drilling joint venture entity, Monza Energy LLC. Certain future-formed or acquired wholly-owned domestic subsidiaries of the Company will also be required to guarantee the Credit Facility and grant a security interest in substantially all of their natural gas and oil properties and personal property assets to secure the obligations under the Credit Facility.

The Credit Agreement limits the amounts the Company can borrow up to a borrowing base amount (subject to total bank lending commitments), which the administrative agent and required lenders thereunder will in good faith determine, in accordance with their respective usual and customary oil and gas lending criteria, based upon the loan value of the proved oil and gas reserves located within the geographic boundaries of the United States included in the most recent reserve report provided to the administrative agent and the lenders.

The Credit Agreement requires semi-annual borrowing base redeterminations based on reserve reports. Additionally, the borrowing base is subject to unscheduled redeterminations, once per year at the request of the required lenders, once per year at the request of the Company and/or an unlimited number of times at the Company’s request in connection with an acquisition of natural gas and oil properties with a present value in excess of $50 million. Furthermore, the borrowing base may be reduced from time to time due to certain issuances of new senior unsecured and unsecured senior subordinated indebtedness, certain sales of borrowing base properties or at the Company’s request. If the aggregate amount outstanding under the Credit Facility exceeds the Credit Facility commitments at any time, the Company would be required to immediately upon request repay indebtedness to eliminate such excess. If the aggregate amount outstanding under the Credit Facility exceeds the borrowing base but is less than the Credit Facility commitments at any time, the Company would be required to repay indebtedness or to provide mortgages on additional borrowing base properties to eliminate such excess.

Borrowings under the Credit Facility bear interest, at the Company’s option, at a rate per annum equal to either (a) the adjusted LIBOR rate (“LIBOR”) (which cannot be less than zero) for interest periods of 1, 2, 3 or 6 months plus the applicable LIBOR Margin (described below) or (b) the alternative base rate (“ABR”) plus the applicable ABR margin. ABR is a fluctuating rate per annum equal to the highest of (i) the Federal Funds Effective Rate plus  1⁄2 of 1.0%, (ii) the prime rate announced from time to time by the administrative agent and (iii) LIBOR for a 1-month Interest Period on such day plus 1.0%. Interest is payable quarterly in arrears for ABR loans, at the end of the applicable interest period for LIBOR loans (but not less frequently than quarterly) and upon the prepayment or maturity of the underlying loans. Additionally, the Company is required to pay a commitment fee quarterly in arrears in respect of unused commitments under the Credit Facility. The applicable LIBOR and ABR margins and the commitment fee rate are calculated based upon the utilization levels of the Credit Facility as a percentage of the borrowing base then in effect, as set forth below:

Borrowing base utilization percentage	X < 25%	25% ≤ X < 50%	50% ≤ X < 75%	75% ≤ X< 90%	X ≥ 90%
LIBOR Margin	2.50%	2.75%	3.00%	3.25%	3.50%
ABR Margin	1.50%	1.75%	2.00%	2.25%	2.50%
Commitment Fee Rate	0.375%	0.375%	0.50%	0.50%	0.50%

The Credit Agreement contains certain customary affirmative and negative covenants and events of default, and requires the Company and certain of its affiliates obligated under the Credit Agreement to make customary representations and warranties in connection with credit extensions thereunder. The negative covenants, among other things and subject to significant exceptions, limit the ability of the Company and certain of its subsidiaries to:

•	incur or guarantee additional indebtedness;

•	make loans to others;

•	make investments;

•	merge or consolidate with another entity;

•	make dividends and certain other payments;

•	hedge future production or interest rates;

•	create liens that secure indebtedness;

•	transfer or sell assets;

•	enter into transactions with affiliates; and

•	engage in certain other transactions without the prior consent of the lenders.

In addition, the Credit Agreement requires the Company to maintain a ratio of consolidated current assets to consolidated current liabilities of at least 1.00 to 1.00 for each fiscal quarter. The Company will also be required to maintain a ratio of consolidated total debt to EBITDAX of no greater than (i) 3.50 to 1.00 for the fiscal quarters ending December 31, 2018 and March 31, 2019, (ii) 3.25 to 1.00 for the fiscal quarters ending June 30, 2019 and September 30, 2019 and (iii) 3.00 to 1.00 for the fiscal quarters ending December 31, 2019 and thereafter.

If an event of default (as such term is defined in the Credit Agreement) occurs, the lenders would be entitled to take various actions, including the acceleration of amounts due under the Credit Agreement, termination of the lenders’ commitments thereunder, foreclosure on collateral, and all other remedial actions available to a secured creditor.

The foregoing description of the Credit Facility is a summary only and is qualified in its entirety by reference to the Credit Facility, a copy of which is attached as Exhibit 10.3 to this report and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 8.01	Other Events.

On October 18, 2018, the Company used net proceeds from the offering of the Notes, borrowings under the Credit Facility and cash on hand to (i) repay and retire its outstanding $75.0 million 11.00% 1.5 Lien Term Loan and $300.0 million 9.00% Second Lien Term Loan and (ii) redeem or repurchase in full all of its outstanding 8.500% Senior Notes due 2019, 9.00%/10.75% Senior Second Lien PIK Toggle Notes due 2020 and 8.50%/10.00% Senior Third Lien PIK Toggle Notes due 2021 (collectively, the “Existing Notes”). On such date, the Company repurchased and retired $464.4 million in aggregate principal of its Existing Notes pursuant to its acceptance of early tenders of Existing Notes validly tendered and not withdrawn by holders pursuant to the Company’s offer to purchase for cash any and all of its outstanding Existing Notes. The remaining outstanding $63.8 million in aggregate principal of its Existing Notes have been irrevocably called for redemption on November 17, 2018 under the terms of the applicable indenture governing each issue of Existing Notes. Sufficient redemption funds were deposited in trust with the indenture trustee to satisfy and discharge all of the Company’s obligations under the Existing Notes and the respective indentures, and settlement of such redemptions will occur on November 19, 2018, the next business day following the redemption date.

On October 18, 2018, the Company issued a press release announcing the closing of the Notes offering, effectiveness of the Credit Facility and the redemption or repayment of the Existing Notes. A copy of this press release is filed as Exhibit 99.1 to this report, which is incorporated by reference into this Item 8.01.

The press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. The Notes have not been registered under the Securities Act or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of October 18, 2018, by and among W&T Offshore, Inc., W&T Energy VI, LLC, and W&T Energy VII, LLC, as subsidiary guarantors the Guarantors (as defined) and Wilmington Trust, National Association, as trustee.

10.1	First Amendment to Intercreditor Agreement, dated as of October 18, 2018, by and among Toronto Dominion (Texas) LLC, as Original Priority Lien Agent, Morgan Stanley Senior Funding, Inc., as Original Second Lien Collateral Trustee, Wilmington Trust, National Association, as Original Second Lien Trustee, Wilmington Trust, National Association, as Second Lien Trustee, Wilmington Trust, National Association, as Second Lien Collateral Trustee, Cortland Capital Market Services LLC, as Priority Lien Agent, Wilmington Trust, National Association as Third Lien Collateral Trustee and Wilmington Trust, National Association as Third Lien Trustee.

10.2	Priority Confirmation Joinder, dated as of September 18, 2018, by and between Toronto Dominion (Texas) LLC, as Original Priority Lien Agent, Morgan Stanley Senior Funding, Inc., as Original Second Lien Collateral Trustee, Wilmington Trust, National Association, as Original Second Lien Trustee, Second Lien Collateral Trustee, Third Lien Collateral Trustee and Third Lien Trustee and Cortland Capital Market Services LLC, Priority Lien Agent.

10.3	Sixth Amended and Restated Credit Agreement, dated as of October 18, 2018, by and among W&T Offshore, Inc., Toronto Dominion (Texas) LLC, as agent and the various agents and lenders party thereto.

99.1	Press release dated October 18, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W&T OFFSHORE, INC. (Registrant)

Dated: October 24, 2018	By:	/s/ Shahid A. Ghauri
	Name:	Shahid A. Ghauri
	Title:	Vice President, General Counsel and Corporate Secretary